Exhibit 10.54
[***] — Indicates confidential information. Confidential Treatment requested.
Portion omitted filed separately with the Securities and Exchange Commission.
AMERICAN STATE BANK
SPONSORSHIP AGREEMENT
This American State Bank Sponsorship Agreement (“Agreement”) is made to be effective as of this 11th day of February, 2011 (the “Effective Date”) by and between Global Cash Access, Inc., a Delaware corporation with its principal place of business located at 3525 E. Post Road, Suite 120, Las Vegas, NV 89120 (“Company”), and American State Bank a Bank organized under the laws of the State of Texas with its principal place of business located at 1401 Ave Q, Lubbock, Texas (“Bank”) (the Company and the Bank are herein referred to individually as a “Party” and together as the “Parties”).
RECITALS
WHEREAS, Company and certain of its Affiliates provide Payment Services to their respective Customers predominantly at gaming establishments and certain other Third Parties as set forth herein;
WHEREAS, in order for Company and its Affiliates to provide such Payment Services and to authorize the Terminals that are used in connection with such Payment Services to be connected to the Networks, Company and/or the relevant Terminals must be sponsored by a Network member;
WHEREAS, Company warrants that it is ineligible to become a member of, or to participate in, the Networks;
WHEREAS, each of the Networks permits entities which are not eligible for membership to connect Terminals to their respective systems, provided a Network member agrees to assume certain sponsorship responsibilities to the Network in connection with the sponsored Terminals and the Payments Services; and
WHEREAS, the Bank is a member of various Networks or has agreed to become a member of the Networks for the purpose of sponsoring the Company, its Affiliates and/or the Terminals, as applicable, to enable the Company to connect Terminals to the Networks;
NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I — DEFINITIONS
SECTION 1 — Definitions
Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be applicable equally to both the singular and plural forms of the terms defined):
1.1	“Acquirer” means a Member who accepts Transactions and sends them to a Network for processing.
1.2	“ACH” means an automated clearinghouse system operated by a Federal Reserve Bank.
1.3	“Affiliate” means, with respect to either Party, a Person which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership with Company or the Bank, as applicable.
1.4	“Agent” means any contractor, including an ISO, TPS, ESO or Processor engaged by the Bank to provide services or to act on its behalf in connection with a Terminal operated under this Agreement.
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1.5	“Application” means the written application to sponsor Company and its Affiliates as an ISO in a format as required by Bank which is submitted by Company to Bank and which, among other topics, provides names, addresses, telephone numbers, financial information and other information regarding the Company and its executive officers, directors any other necessary Persons affiliated with Company.
1.6	“ATM Operator” means a Person other than the Bank that owns an ATM or the cash placed in the ATM and that is provided Network access by an Independent Sales Organization (ISO) that is registered as an Agent by the Bank and more fully defined by Plus System, Inc. Bylaws and Operating Regulations, Appendix A: Definitions. Dated January 15, 2010.
1.7	“ATM Operator Agreement” means the written agreement between the ATM Operator and the Bank which among other things addresses the functions to be performed by the ATM Operator and which must require that the ATM Operator comply at all times with the Rules and Regulations.
1.8	“ATM Services” means transaction acquiring technology and processing services provided through contractual agreements held by the Company.
1.9	“Automated Teller Machine” or “ATM” means any electronic device that meets Network requirements and when activated by a Card, is capable of initiating and performing an ATM Transaction.
1.10	“ATM Transactions” means any of the following functions attempted by a Cardholder at a Terminal:
(a)	“Withdrawal” means the dispensing of cash or cash equivalent by a Terminal to a Cardholder from a Cardholder’s depository account;
(b)	“Inquiry” means an inquiry by a Cardholder as to the balance of the Cardholder’s account;
(c)	“Decline” means the attempted transaction was declined due to a variety of reasons including but not limited to; incorrect account or PIN number, Card not valid, insufficient funds, or the machine or Processor is down;
(d)	“Transfer” means a Cardholder transfers funds from one of the Cardholder’s accounts to another account of that Cardholder;
(e)	Any Transaction that has been approved by a Network and Bank that is a modification, enhancement or substantially similar to any of the transactions set forth in subsections (a)-(d) of this Section 1.9, including, without limitation, dispensing of cash equivalents such as any ticket or other similar disbursement that has been approved by a Network as part of Company’s QuikTicket service; or
(f)	“Quasi Cash” as defined in 1.48.
1.11	“Authorization” means the electronic confirmation from the financial institution that issued the Card.
1.12	“Bank Group” has the meaning given that term in Section 6.1(c).
1.13	“By-Laws and Operating Rules” mean the By-Laws, Operating Rules and Operating Regulations of the Networks, as amended from time to time.
1.14	“Card” means a credit card, debit card, bank card or other card issued by an Issuer who is a Member of a Network and which provides access through the use of a Terminal to one or more accounts with the Issuer.
1.15	“Cardholder” means (i) the Person who maintains or is authorized to access an account by the use of a Card (and if such account is maintained in the name, or may be accessed by, more than one Person, all of such persons), and (ii) uses a Card to originate a Transaction with the account.
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1.16	“Chargeback” means an electronic debit to a Settlement initiated by a Cardholder dispute.
1.17	“Company Group” has the meaning given that term in Section 6.1(e).
1.18	“Customer” means a Person to which the Company or its Affiliates provides Payment Services (other than ATM Services) and that may have one or more Terminals located on its premises which participate in the Networks and with respect to which the Bank provides sponsorship services pursuant to this Agreement.
1.19	“Designated Processor” means a Processor that is certified by a Network and has direct connectivity to the Network and the Parties acknowledge that TSYS Acquiring Solutions, LLC is a Designated Processor as of the Effective Date. The Designated Processor under this Agreement for all Processing Services may vary and may not be changed without the prior written consent of both Bank and Company, and Bank’s consent shall not be unreasonably be withheld.
1.20	“Encryption and Support Organization” or “ESO” means an entity that is (i) loading software into a Terminal, (ii) loading or injecting encryption keys into Terminals, or (iii) help desk support which includes re-programming of Terminal software.
1.21	“Fees” mean the Switch Fee and Interchange Fee as established from time to time by the Networks and the Surcharge Fee allowed by the Networks.
1.22	“Gaming Activity” means the placing of a bet or wager in accordance with applicable federal, state, tribal or local laws or regulations, either on the gaming floor of a Gaming Establishment, via the Internet or any other legally permissible communications medium.
1.23	“Gaming Establishment” means traditional land-based casinos or gaming establishments that operate on Native American land, riverboats and cruise ships, or at restaurants or bars, pari-mutuel wagering facilities and card rooms and any future gaming venues.
1.24	“Independent Sales Organizations” or “ISO” means a Person or entity that is registered/sponsored with respect to a Network by a member of such Network to deploy and/or service Terminals which are used to conduct Transactions across such Network.
1.25	“Information” is defined in Section 6.2.
1.26	“Issuer” means a member of a Network, including Bank, who issues a Card to a Cardholder for use in performing Transactions.
1.27	“Item” means the electronic messages that communicate and effects a Transaction between an Issuer and its Cardholder through the use of a Terminal.
1.28	“Interchange” means the exchange of clearing records between Members of the Networks.
1.29	“Interchange Fee” means the fees paid between the Acquirer and the Issuer for Transactions as established by the Networks from time to time.
1.30	“Mark” means the service marks and trademarks of Networks and Bank, including, but not limited to, the name and any other distinctive marks or logos which identify the Network or Bank.
1.31	“Membership or Member” means the membership in Networks and licensing rights thereto, obtained by financial institutions.
1.32	“Merchant Casino” means a Customer that advances the cash and initiates the Settlement of the Quasi Cash Transaction pursuant to the Authorization.
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1.33	“Merchant Casino Fraud” means the wrongful act or omission of the Merchant Casino including wrongful acts and omissions of anyone acting for and on behalf of the Merchant Casino which results in a loss, claim or expense by Bank related to or arising out of the Quasi Cash Transactions authorized by this Agreement. The term Merchant Casino Fraud specifically includes a violation of Rules or Regulations such as violations of Reg E or of the USA Patriot Act and any illegal activity, unauthorized transactions, or misuse or abuse of the Quasi Cash Transaction, including fraud.
1.34	“Negotiable Instrument” means a receipt, document or instrument (whether in written or electronic form) such as a check or money order, which is used for purposes of completing a Quasi Cash Transactions in accordance with the Rules.
1.35	“Network” means MasterCard, Visa, Cirrus, Plus, Pulse, NYCE, STAR and other electronic fund transfer systems for transmitting Items and other electronic messages and settling Transactions between Participants and includes, but is not limited to, a Switch, Terminals, Cards, related computer hardware and software, telecommunications facilities and equipment, Rules, technical specifications, logos, and Marks.
1.36	“Participant” means the parties involved in transmitting the Items and settling the Transactions, including the Issuer, Acquirer, Processor and Network.
1.37	“Payment Services” means (i) deployment, operating and/or ownership of Terminals, and/or (ii) acquiring, processing, and/or authorizing Transactions on behalf of Customers, and/or (iii) providing similar or related electronic payment services that requires sponsorship into one or more Networks.
1.38	“PCI-DSS” means Payment Card Industry Data Security Standards endorsed by MasterCard and Visa as audit criteria for SDP (Site Data Protection) and CISP (Cardholder Information Security Program).
1.39	“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
1.40	“Personal Information” means information of or about a Person that is “non-public personal information” under 15 U.S.C. Section 6809(4) and in the Regulations which correspond thereto that have been adopted by the relevant regulatory authorities.
1.41	“PIN” means the confidential personal identification number used by a Cardholder to authenticate the use of a Card to initiate certain types of Transactions.
1.42	“PIN Security and Encryption Keys Review” means a review which is conducted from time to time to determine if the Company is following the policies and procedures established by the Bank and by the Networks to ensure security and control is maintained in any access device that manages cardholder PINs and encryption keys.
1.43	“POS Device” “POS Kiosk” means a Network compliant Card Authorization device capable of transmitting encrypted Cardholder information to the Card-issuing bank for the purpose of obtaining approval for a requested amount to be distributed to the Cardholder by a Customer.
1.44	“Privacy Regulations” mean Title V of the Graham-Leach-Bliley Act 15 USC Section 6801 et seq and the Privacy Regulations adopted by the relevant Regulatory Authorities.
1.45	“Processor” means an entity that provides Processing Services for Transactions covered under this Agreement as a Designated Processor or as a Third Party Processor.
1.46	“Processing Services” means those services which are necessary and required to accept or originate a Transaction to or from a Network in accordance with the Rules, including without limitation, Transaction processing, Settlement, Network access, and support.
1.47	“Quasi Cash Processor” means the entity designated by Company and acceptable to Bank, to perform the withdrawal or deposit of funds from the accounts of the Cardholders at Visa, and MasterCard member financial institutions in conjunction with Quasi Cash Transactions and the transmission of such funds to the person or entities entitled thereto.
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1.48	“Quasi Cash Transaction” means a Transaction whereby the Cardholder uses a Card at a Terminal, POS Kiosk or directly with the cashier at the Merchant Casino to obtain an Authorization and then uses the Authorization to permit a Merchant Casino to generate a Negotiable Instrument that may be cashed, followed by Settlement of the Transaction per the Rules of MasterCard, Visa or any Network where the Bank is a Member and allows such Quasi Cash Transactions.
1.49	“Regulations” mean the federal and state statutes and regulations, including Regulation E and Regulation Z, and the policies and pronouncements of any Regulatory Authority, as the same may be amended or supplemented from time to time which are applicable to this Agreement and the Transactions and/or other activities under this Agreement.
1.50	“Regulatory Authority” means, as the context requires, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, Texas State Banking Department and any other federal or state agency having jurisdiction over Bank.
1.51	“Rules” means the Operating Rules, Regulations, By-Laws and other written documents which are adopted and amended from time to time by the Networks and which set forth the rights and obligations of Members and other Participants and which otherwise govern the processing of the Items and settling of the Transactions by the Networks.
1.52	“Settlement” means the movement and reconciliation of funds between the Participants that result in the withdrawal or deposit of funds from the account of the Cardholder with the Issuer.
1.53	“Surcharge Fee” means a fee deducted from a Cardholders account by an Acquirer or Acquirer Processor for a Transaction initiated at a Terminal.
1.54	“Switch” means the routing of the electronic information generated by a Transaction through the Network systems.
1.55	“Terminal” means an ATM, POS Device or other machine with the capability to accept Cards for the purpose of dispensing cash, or engaging in other types of transactions agreed to in writing by the Parties and in compliance with all applicable Rules.
1.56	“TG-3” (reclassified as a Technical Report, TR-39) means Technical Guideline, 3rd version of the ANSI.X9 Financial Industry Standards PIN and Security Review to manage key components.
1.57	“Third Party” means a Third Party Sales Representative, Encryption Service Organization (ESO), Third Party Processor, Third Party Servicer, merchant, investor, or any other Person or entity (other than Company) who places, sells, invests in, provides locations, provides maintenance services, encryption services and/or cash services, audits or otherwise receives income by reason of any Terminal operated under this Agreement.
1.58	“Third Party Processor” or “TPP” means an entity other than Company who provides Processing Services for Transactions under this Agreement and does not have direct connection to Networks that require such TPP Agreements.
1.59	“Third Party Servicer” or “TPS” means an entity that is not a Member of a Network but provides services related to the deployment of Terminals under this Agreement such as: transaction processing, data capture, other administrative functions such as chargeback processing, risk security reporting and customer service.
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1.60	“Third Party Sales Representative (TPSR)” means each Person or entity not directly employed by the Company that acts as a sales representative for and on behalf of the Company in the marketing, sale and placement of Terminals for the conduct of Terminal Transactions under this Agreement.
1.61	“Transaction(s)” means one or more transactions that are initiated by a Cardholder through the use of a Card at a Terminal, or such other transaction types approved by the Parties in writing, including but not limited to, cash withdrawals or disbursements, balance inquiries, or transactions involving the sale of a Negotiable Instrument in accordance with applicable Rules and Regulations.
ARTICLE II — DUTIES OF COMPANY
SECTION 2.1 — Merchant Agreement
Concurrent with the execution of this Agreement, the Parties have executed a Merchant Card Processing Agreement in substantially the form attached hereto as Exhibit 1(the “Merchant Agreement”). If any Network changes or clarifies rules concerning any requirement that the Bank enter into an agreement in a form identical or similar to the Merchant Agreement directly with any Customer, Company and the Bank will work together in good faith to cause such Customer to enter into all required agreements and otherwise comply with such Rule changes or clarifications.
SECTION 2.2 — Deployment of Terminals
Company, Cash Systems, Inc., a wholly owned subsidiary of Company and any other approved Affiliates of Company may install and deploy Terminals in retail and other business establishments. Except with respect to Terminals that are subject to ATM Services, the contract for the placement of any Terminal(s) deployed under this Agreement must be in the name of the Company or such approved Affiliate of Company. Except with respect to Terminals that are subject to ATM Services, the Company (or such approved Affiliate of Company) may not contract with any Third Party to place Terminals subject to this Agreement under any other name but the name of Company or such Approved Affiliate. The Company will provide or cause to be provided to the Bank at the end of each quarter an electronic file containing specified data required by each Network on each Terminal in operation.
SECTION 2.3 — Equipment Ownership
Company covenants, represents and warrants to Bank that during the continuation of this Agreement:
(a) That an ATM Operator Agreement (in a form mutually agreed upon by Bank and Company) will exist in full force and effect at all times with each Person who owns, operates or leases an ATM or owns the cash placed in an ATM deployed under this Agreement; provided that Bank acknowledges and agrees with respect to those existing Customers who do not have an ATM Operator Agreement in place as of the Effective Date, the Parties will mutually agree upon a remediation plan with respect to such affected Customers with the understanding that the Networks could override such remediation plan. The following is applicable to each ATM Operator Agreement:
•	Company shall monitor ATM Operators and ensure each are in compliance with all of the terms and provisions of the ATM Operator Agreement;
•	Company shall notify Bank promptly upon acquiring knowledge of (i) each potential or threatened claim or liability against Bank by any Person whatsoever based upon or arising out of an ATM Operator Agreement; and (ii) each suspected, threatened or possible violation of any Rule or Regulation by an ATM Operator.
(b) That it will maintain or obtain (and furnish to Bank upon request) each ATM Operator Agreement and all due diligence information that is required from time to time by the Bank, each Network and each Regulatory Authority for each ATM Operator.
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(c) That it will not activate any newly installed ATMs before all of the conditions and requirements of the preceding subsections 2.3(a), and (b) have been satisfied.
(d) Company agrees to notify Bank promptly if any sponsored ATM has a change in ownership.
SECTION 2.4 — Terminal Installation, Operation, Maintenance and Repair
(a) Company is responsible for installation, maintenance and repair of each Terminal including electrical, and for communication line hook-up in compliance with the equipment manufacturer specifications and, the Rules and Regulations including signage at each location. Company shall be responsible for the security of all Information and Personal Information, including security compliance by all Third Parties including those who provide cash services and maintenance services to the Terminals.
(b) Company agrees to comply with all applicable Rules with respect to Cardholder account information, including those Rules relating to the storage, access and use of such Cardholder account information.
(c) Company agrees to conduct all activities in compliance with the Rules and Regulations applicable to it and to follow Company policies and procedures that have been implemented at all times during the continuation of this Agreement as required by such Rules and Regulations.
(d) Company will complete an on-site inspection of each ATM that is newly installed to ensure the ATM is located in the type of facility as disclosed on the database report and the business has the proper licenses and permits to operate the ATM in the city, county and state, where it is located.
SECTION 2.5 — Network Registration
Company shall complete:
(a) The ISO Application in a form mutually agreed upon by Bank and Company and provide Bank with all information as reasonably required by the Bank and Networks during the continuation of this Agreement.
(b) Registration requirements during the continuation of this Agreement with any Network in which Bank is a member. Company shall be solely responsible for all Network registration costs that may be incurred during the continuation of this Agreement.
SECTION 2.6 — Compliance
Company shall remain in compliance with all Rules of each applicable Network and the Regulations of any federal or state authority having jurisdictions over the Bank, including federal and state consumer protection laws and the Bank’s interpretation of same whether provided for in this Agreement or specifically communicated to the Company in another format. Company is solely responsible for causing all Third Parties that Company has engaged to facilitate or provide any component of the Payment Services on behalf of Company to comply with same. Company shall timely provide to the Bank the following information during the continuation of this Agreement:
(a) Notification of new Terminal installations quarterly including all applicable information required pursuant to Section 2.1 and such additional ownership and collateral documentation, as requested.
(b) Annually, as of the anniversary date of this Agreement or as otherwise agreed to by the Parties and as the Networks may require from time to time, a PIN Security and Encryption Review and any back up documentation as may be required to assure the Bank and the Networks of full compliance by Company with the Rules and Regulations.
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(c) Bank has underwriting guidelines for its ISO sponsorship program which may be updated and modified from time to time, and Company must remain in compliance with these guidelines as follows:
i.	Financial Information - As soon as possible or in any event within ninety (90) days after each December 31 (or at the end of the Company’s calendar year) during the term of the Agreement, Company will provide Bank, at Bank’s request, with a copy of the consolidated quarterly and/or annual financial statements of Global Cash Access Holdings, Inc. (“Holdings”), as applicable. Notwithstanding the above, should the Bank request additional financial information concerning the Company, the Company will comply with such a request within thirty (30) business days of receipt of such request or such other time period as agreed upon by the Parties.
ii.	Insurance — Company will obtain and maintain insurance coverage covering; errors and omissions, commercial liability and employee dishonesty, fidelity and crime coverage for all Company employees, officers, and agents, with a minimum of $1,000,000 each and every claim and in the aggregate. Company’s insurer must have a Best’s rating of A or better. Any adverse material change in the policy or cancellation must be promptly reported to Bank. Upon request of the Bank, Company shall provide a Certificate of Insurance, evidencing the foregoing insurance coverage requirements.
iii.	Annual Review — Bank may annually conduct a review of Company information in this Section 2.6(c) and Company will cooperate with Bank in performing such annual review. Company will be charged an annual review due diligence fee of $250.00 each year.
iv.	MCC Codes — Company will be aware of and utilize correct merchant MCC for Quasi Cash and other terminal transactions and all Network rules concerning Quasi Cash processing and settlement of Interchange.
(d) If required by any Network, Regulatory Authority or Bank, an on site review may be scheduled at the expense of the Company, such expense will include all out-of-pocket expenses incurred including fees and expenses for auditors, accountants, consultants and other bank representatives, plus reasonable and customary travel and hotel expenses incurred by Bank employees for the duration of the review.
Company will have sixty (60) days or such other time period as agreed upon by the Parties to respond to the on site review after receiving the Bank’s report. The response will include the action the Company will take to rectify any “out of compliance” or exception items and the estimated time required to remedy such items.
(e) Without limiting the generality of the foregoing and other terms and conditions herein, Company’s obligations under this Agreement, including without limitation, its responsibility for all legal compliance, shall in no way be affected, altered and/or waived in the event Bank performs, exercises or fails to exercise, any right, obligation, option, or otherwise, to provide instruction, guidance, recommendations or review of any kind to Company.
SECTION 2.7 — Limited Authority of Company/Use of Terminals
(a) Bank has herein agreed to register or sponsor Company as an ISO for the sole purpose of enabling Company to deploy Terminals for the conduct of Terminal Transactions across the Networks. Company agrees to limit the use of the Terminals to the specific functions which are included within the definition of ATM Transactions.
(b) Notwithstanding the ISO registration, Company shall have no authority to act for or on behalf of Bank in any way or manner except for fulfilling the Network requirements for being a sponsored ISO, including the execution of the ATM Operator Agreements for and on behalf of Bank as more particularly described in Section 2.2(a). In all other respects and in dealing with all other Persons and entities, this Agreement shall be construed whereby, (1) Bank has no relationship with nor interest in Company, it’s business, the Terminals or the Terminal activities of Company, (2) Company has no relationship with nor interest in Bank, its business, its Terminals, or its Terminal activities, and (3) Company shall not be an Agent for Bank and shall have no authority to obligate Bank to any Person or entity nor to otherwise act for and on behalf of Bank in any way or manner.
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(c) Company is not registered or sponsored by Bank as a Processor. Except with respect to ATM Services, Company is not authorized to provide and shall not provide any Processing Services for Transactions which are conducted at the Terminals. Company shall not conduct Transactions, nor allow Transactions to be conducted at an Terminal except when the Processing Services are being provided by a Processor who is fully approved by and in good standing with Bank and with each Network. Company shall notify Bank in advance of each Processor it plans to use and will authorize the Processor to release Company’s Terminal information to Bank.
(d) The relationship between Company and Bank shall be and at all times remain an independent contractor, and nothing herein contained shall be construed or inferred to create the relationship of employer and employee, partnership, joint venture partner, agency, consultant or any other relationship between Bank and Company.
SECTION 2.8 — Company Warranties, Representations and Disclosures
In addition to the representations and warranties of Company elsewhere herein, Company warrants and represents to Bank that during the continuation of this Agreement:
(a) This Agreement is valid, binding, and enforceable against the Company in accordance with its terms, except as otherwise provided by law or equity.
(b) The Company is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in each state in which the nature of the Company’s activities makes such authorization necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.
(c) The Company has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement. The provisions of this Agreement and the performance by the Company of its obligations under this Agreement are not in conflict with the Company’s organizational documents or any other agreement, contract, lease or obligation to which the Company is a party or by which it is bound.
(d) Except as disclosed by Global Cash Access Holdings, Inc. in any public filing or report with the Securities and Exchange Commission (“SEC Filings”) or as otherwise disclosed in writing by the Company to Bank, Company has not been subject to any of the following:
i.	Criminal felony conviction;
ii.	Bankruptcy filing or petition;
iii.	Federal or state tax lien;
iv.	Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities Regulatory Authority, Federal Trade Commission, or any other state or federal Regulatory Authority; or
v.	Pleading, restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud, deceptive practice or criminal felony action on the part of the Company.
(e) There is not pending, or to the knowledge of the Company, threatened against the Company nor any executive officer or director of Company, any litigation or proceeding, judicial, tax or administrative, the outcome of which could reasonably be expected to have a material adverse effect on the continuing operations of the Company.
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SECTION 2.9 — Use of Bank’s Mark/Network Mark
Company shall not use Bank’s Mark or a Network’s Mark for any reason or use or refer to Bank or any Network in any advertisements, sales, presentation, or marketing materials, except as provided in Section 2.11 without the prior written consent of Bank. Company may accurately describe its relationship with Bank in response to questions and in its dealings with the processor, location owners and operators, and merchants.
SECTION 2.10 — Covenants of Company
Company covenants and agrees with Bank that during the continuation of this Agreement:
(a) It will comply at all times with all Rules and Regulations applicable to the Payment Services and Company’s obligations under this Agreement;
(b) It will promptly give written notice to Bank of any materially adverse change in the business, properties, assets, operations or conditions, financial or otherwise, of the Company, and the pending or threat of litigation involving the sum of $1,000,000.00 or more, and of all tax deficiencies involving a sum in excess of $1,000,000 and of all pending or threatened criminal felony actions against the Company or any of its executive officers or directors of which the Company is aware of; provided Company shall be deemed to have provided notice under this Section 2.10(b) with respect to any matter that has been disclosed in any SEC Filings;
(c) Terminals deployed under this Agreement have not been altered or subjected to unauthorized modifications or tampering and at all times will be in compliance all Rules, Regulations and Network standards;
(d) It will use the Terminals only for Transactions approved in this Agreement; and
(e) Scrip Terminals will be activated and operated only in compliance with the Rules of each Network where the Company is sponsored. All Networks that sponsor Scrip Terminals require proper Transaction identifiers to enable the Processor/Network to properly charge Interchange Fees. Incorrect activation, programming changes, or any other attempt on the part of the Company to fraudulently receive fees will result in (i) full repayment of all fees collected, from the date the Scrip Terminal was activated, and (ii) possible fines from the Networks, and (iii) shall be deemed a breach of this Agreement.
SECTION 2.11 — Advertising Material
Bank shall have the right to approve or disapprove, in its sole discretion, in advance any advertising material bearing Bank’s mark or Bank’s name before the use or distribution of any such material. TPSRs may not advertise, including but not limited to web sites, brochures, business cards, or Terminal signage under any business name other than Company, nor otherwise reference the Bank or any Network in any materials.
SECTION 2.12 — Release of Information/Processors
By signing this Agreement, Company hereby gives consent and authorization to all Processors now or hereafter utilized by the Company to release any and all Terminal information that is required by the Bank, or by any Network where the Bank is a member. Bank hereby gives notice to Company that any Terminal sponsored under this Agreement may be terminated by Bank for failure to provide information required by Bank to complete due diligence on merchant locations.
SECTION 2.13 Intentionally Omitted
SECTION 2.14 Intentionally Omitted
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SECTION 2.15 — Third Party Services
Company is solely responsible for the marketing, placement, installation, deployment, operation, servicing, testing, auditing and maintenance of the Terminals which are operated under this Agreement. All such activities are to be performed by Company in accordance with the Rules and Regulations, in accordance with this Agreement. Company may contract with Third Parties to act for and on its behalf in fulfilling its obligations under this Agreement, and in such event:
(a) Company shall register in advance with the Bank all Third Parties (with appropriate contact information and description of the work to be performed), including, but not limited to, each Third Party Processor (TPP), Third Party Servicer (TPS) and Encryption Service Organization (ESO), and upon request, provide copies of all Third Party contracts and provide such other due diligence as Bank or any of the Networks may request.
(b) If any Network has any concerns or issues with respect the Company’s use of any Third Party or of the activities being provided by the Third Party, Bank and Company shall work in good faith to remediate such objections or issues, and if after such remediation efforts such Network still has concerns or issues, then Company shall transition the affected services being provided by such Third Party to a new Third Party.
(c) The Bank’s approval of any Third Party shall not in any way relieve the Company of its duties and obligations under this Agreement. The Third Party shall be deemed to be Company’s agent, acting for and on behalf of Company. Company shall be fully responsible for all of the acts and omissions of such Third Party.
(d) Company shall use only W2 employees of the Company to sell and place Terminals unless a Third Party Sales Representative (TPSR) Agreement has been presented for each active Third Party. Third Party Sales Representatives may sell and place Terminals only as sales representatives of Company, using agreements provided by the Company. Any other use of a TPSR is not in compliance with Network Rules, will be unauthorized and will not result in sponsorship for any unauthorized Terminals so deployed.
In any event, Company shall retain only such Third Parties as have agreed in writing to representations and warranties set forth in Section 2.8 hereof (or substantially similar representations and warranties), agree to keep confidential any confidential information of the Company, including without limitation, any Cardholder information, maintain insurance of a type and requirement set forth in Section 2.6(c) hereof, and otherwise comply with all of the requirements herein imposed or which may at that time be imposed by applicable Rules or Regulations.
SECTION 2.16 — Quasi Cash Transactions
(a) With respect to a Quasi Cash Transaction, each Merchant Casino is authorized to advance the cash to the Cardholder in accordance with applicable Rules and Regulations.
(b) Company shall review, approve and agrees to maintain in compliance with all Rules and Regulations, all agreements, forms, documentation, procedures and Cardholder information with respect to all Merchant Casinos utilizing Quasi Cash Transactions. Bank reserves the right to reject a prospective Merchant Casino, or to terminate an existing Merchant Casino; provided that prior to any such rejection or termination the Bank shall consult with Company to determine if there are any remediation measures that can be taken to address the Bank’s or the Network’s issues or concerns.
(c) Company shall have the right to discontinue conducting Quasi Cash Transactions for any specific Merchant Casino and will provide Bank with notice of any such action. Such notice shall not negate Company’s reimbursement obligation to the Bank for the wrongful acts and omission which occurred prior to the date the Merchant Casino was terminated.
(d) Company is responsible for any fine, demand, Chargeback, or dispute made by any Cardholder due to any loss to include but not limited to any duplicate debits, errors, late Settlement or errors in ACH processing.
(e) Bank will be notified promptly upon any report or notification that Company has terminated its relationship with any Merchant Casino as a result of such Merchant Casino’s insolvency, or as a result of any bankruptcy proceeding.
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(f) Company agrees to freeze, halt and delay the right of a Merchant Casino to participate in a Quasi Cash Transaction upon the request of Bank if Bank reasonably suspects Merchant Casino Fraud with respect to Quasi Cash Transactions originating at such Merchant Casino; provided that prior to any freeze, halt or delay, Bank shall consult with Company to determine if there are any less severe remediation measures that can be taken to address Bank’s or any Networks’ issues or concerns.
(g) Company shall coordinate and monitor the Authorization, Settlement, Chargeback processing, audit and other activities performed by Company and each third party involved in the Quasi Cash Transaction. Exception reports will be provided to Bank on a monthly basis. With respect to each Merchant Casino, Company will maintain a log of Chargebacks, adjustments, and consumer complaints by date received and will also record the date that the Chargeback, adjustment or consumer complaint was resolved and provide a monthly line item report to Bank.
(h) Customer Service — Company shall monitor the Quasi Cash Processor and assure that Company shall provide either itself or through a third party service provider, customer service to Merchant Casinos seven (7) days a week, twenty-four (24) hours a day subject to scheduled maintenance downtimes. This customer service activity shall be available to Merchant Casinos and Cardholders via a toll free line for the purpose of responding to Merchant Casinos or Cardholder inquiries regarding Quasi Cash Transactions, equipment operation and repair services or as otherwise approved by the Bank.
SECTION 2.17 Settlement
Settlement of Quasi Cash Transactions, Chargebacks, and adjustments will be completed utilizing another bank of Company’s choice.
SECTION 2.18 — Reserve Account
To the extent Company has established a Settlement account with Bank, Company shall establish a Reserve Account at Bank; provided that Bank acknowledges that the Company has not established such a Settlement account with Bank as of the Effective Date. The Reserve Account shall be under the control of Bank and Bank shall have a first and prior security interest in said account to secure the payment of all amounts owing to Bank by Company including reserve on daily Settlement, Chargebacks, Merchant Casino suspected fraud losses and indemnity obligation, Quasi Cash Processor errors to include presentment of duplicate or delayed transactions, as well as all other exposures, losses, expenses and liabilities of Bank, including contingent liabilities related to or arising out of Quasi Cash Transactions and MasterCard, and Visa quarterly Settlement Fees (if any) (collectively “Quasi Cash Claims”).
The Reserve Account shall be funded as follows, with an initial deposit of $10,000 and;
(a) The average of one (1) day of clearings or funds sufficient to pay issued money orders or checks cleared each banking day including money orders or checks issued or written by Company on Saturdays, Sundays, and banking holidays, which will clear the next banking day.
(b) Chargebacks: Shall be funded based on a rolling amount of 3 times the total of three months of losses. Loss, as it applies here, is defined as any Chargeback or dispute that has been settled in favor of the Cardholder or that is over three (3) months old from the date of the first presentment.
(c) MasterCard, Visa, or other Network Quarterly Assessments and/or Fees (if any) shall be funded with an amount equal to the previous assessment charged to the Bank for Quasi Cash Transactions processed for Company.
(d) Any other fines, fees, fraud or loss that is submitted to the Bank that is not otherwise delineated in 2.18. (a.) to (c.) may be added to this Section 2.18 and the Reserve Account may be increased accordingly.
Company acknowledges and agrees that Bank shall control the Reserve Account. Reserve Account shall not be terminated until such time as the Bank has determined that all risk to Bank and exposure to Bank for liabilities and obligations related to or arising out of this Addendum and the Sponsorship Agreement and the Transactions contemplated by this Addendum and the Sponsorship Agreement have been fully released, paid or cleared. Bank acknowledges and agrees that remaining funds will be returned to Company three (3) months after the end or the contract term less any outstanding obligations, Chargebacks, pending fines or penalties.
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____Bank ____Company

Company agrees to contribute to the Reserve Account in such amounts and at such times as requested by Bank from time to time. Notwithstanding this Agreement, Bank may, in its reasonable discretion or as requested by any governmental entity having supervisory authority over Bank, adjust Reserve Account requirements from time to time as necessary.
Company shall reimburse Bank for losses actually incurred as a result of any loss, charge, fee or fine irrespective of the Reserve Account. Should Company fail to reimburse Bank, Bank may charge such amounts against Company’s Reserve Accounts and Company shall immediately fund Reserve Account.
SECTION 2.19- Security
With respect to any suspected Cardholder fraud, Company will perform security exception monitoring on a daily basis in accordance with parameters established by Company and using reports generated by Company and the Quasi Cash Processor. Company has established policy and procedures to only deploy Terminals to a Merchant Casino that maintains a current license from the applicable gaming regulatory authority. Such security procedures, monitoring and reporting shall be undertaken for the purpose of evaluating and identifying locations with significant increases in average daily, weekly and/or monthly deposits, significant variations in average tickets amounts, significant variations in non-magnetic card entry activity, and any other subsequently identified categories (in form and content as mutually agreed upon by Company and Bank). Company agrees to notify Bank promptly upon receipt of any adverse information indicating possible Merchant Casino Fraud.
Company agrees to investigate and research any Merchant Casino for which Bank or Company has received any adverse information indicating possible Merchant Casino Fraud or has identified questionable or suspicious Quasi Cash Transactions. Company agrees to provide a security report (in a form and content as mutually agreed upon by Company and Bank) to Bank promptly but no later than five (5) days after receipt of notification of questionable activity.
ARTICLE III — DUTIES OF BANK
SECTION 3.1 — Membership in the Networks and Maintenance of Licenses, Permits and Approvals
Bank shall maintain its membership in the Networks in good standing and shall abide by all the Rules and Regulations applicable to the Bank at all times during the term or continuation of this Agreement. Bank shall maintain all necessary licenses, permits and approvals from all jurisdictions (applicable to U.S. Membership) necessary for it to provide the sponsorship services contemplated by this Agreement.
SECTION 3.2 — Terminal Sponsorship
Bank shall sponsor the Company, the Company’s approved Affiliates and each Terminal deployed by Company or such Affiliates for Transactions and ATM Services which are conducted in accordance with this Agreement with each Network in which Bank holds a membership. To the extent ASB engages any Third Party to carry out any of its obligations under this Agreement, ASB shall be fully responsible for all of the acts and omissions of any such Third Party. Bank shall maintain dedicated BINs and ICAs solely for Company and its Affiliates with respect to the sponsorship services being provided under this Agreement.
SECTION 3.3 — Ancillary Services and Excluded Services
At the request of Company, Bank shall facilitate discussions and the provision of information to the Networks with respect to obtaining required approvals of new products and services of Company as well as any other issues or information that Company reasonably believes is beneficial to the business objectives of Company. Bank shall be under no obligation to provide services beyond those services agreed to in this Agreement.
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SECTION 3.4 — Representations and Warranties of Bank
Bank warrants and represents to Company that during the continuation of this Agreement:
(a) This Agreement is valid, binding, and enforceable against the Bank in accordance with its terms, except as otherwise provided by law or equity.
(b) The Bank is a Texas state bank, validly existing and in good standing under the laws of the State of Texas and is authorized to do business in each state in which the nature of the Bank’s activities makes such authorization necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.
(c) The Bank has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement. The provisions of this Agreement and the performance by the Bank of its obligations under this Agreement are not in conflict with the Bank’s organizational documents or any other agreement, contract, lease or obligation to which the Bank is a party or by which it is bound.
ARTICLE IV — COMPENSATION, FEES AND EXPENSES
SECTION 4.1 — Obligations by Costs and Expenses
Company shall be responsible for all costs and expenses associated with this Agreement including, but not limited to:
(a) Purchase of Terminals;
(b) Deployment, Installation and maintenance of Terminals, including compensation, fees and expenses for TPSR’s;
(c) Federal and State Registration Fees;
(d) Network Application and Registration Fees;
(e) Costs of any due diligence, background investigation, credit reports, OFAC inquiry, ATM Operator Agreement and applications and/or on-site inspection required by the Networks or by the Bank’s Regulatory Authority. This due diligence may include the Company’s principal place of business, any Terminal location, any TPSR, TPP or other Third Party used by the Company;
(f) Processor, ESO, TPS, TPP fees and charges including out of pocket costs of Bank’s due diligence, Network registration, on-site inspections, cost of any audits, or reviews, or losses Bank may have in connection with sponsorship or registration of any Third Party providing services in connection with the deployment by Company of Terminals under this Agreement;
(g) Network Switch Fees;
(h) Program Marketing and Advertising (including signage);
(i) Cash Servicing;
(j) Processing Services;
(k) Cardholder Customer Service (including transaction disputes);
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(l) Network penalties and fines assessed against Bank that arise out of the deployment of one or more Terminals under this Agreement unless the penalties and fines are primarily and directly attributable to wrongful acts or omissions of Bank; and
(m) Reimbursement to Bank for any expenses it incurs on behalf of the Company or by reason of activities by the Company, including any direct expenses for Terminal, system, interchange, quarterly operating fees for Merchant Transaction volume or processor audits required by any Network.
SECTION 4.2 — Interchange & Surcharge Fee and Notices
Bank Interchange Income and Surcharge Income related to this Agreement will be the income of the Company and distributed according to each individual Processor/ISO Agreement.
The amount of any Surcharge Fee shall be prominently displayed on each ATM and shall state that such a fee is being charged.
Each ATM will display a notice as per PLUS or other Network, Rules or as may be required by Regulations, providing the name of the Bank, as the sponsor bank, and Bank will use its best efforts to provide Company with all required ATM signage, disclosure and notice requirements of the Networks, the Rules and each applicable state. When applicable, each ATM will also display a notice as per state requirements, providing the name of the bank that is providing such state sponsorship.
SECTION 4.3 — Sponsorship Fees, Miscellaneous Fees and Other Costs
For sponsorship and services rendered under this Agreement, the Company shall pay Bank a Transaction fee set forth and in accordance with Schedule A which is incorporated herein. For the purpose of calculating such Transaction fee, Bank will include all Transactions and declines.
(a) Minimum processing fee will be charged (prorated) from the date Bank is first notified Transactions are being processed under the Bank membership from any Network.
(b) Bank reserves the right to recover, at a later time, amounts either not billed or not properly billed, and Company reserves the right to recover, at a later time, amounts billed in error by Bank as a result of Banks error, provided that Bank, Company shall have no rights pursuant to this Section 4.3. In the event that such billing error occurred more than twelve (12) months prior to the date of discovery.
(c) Upon termination or expiration of this Agreement, the Company shall have no further rights as a sponsored ISO but Bank shall continue to be entitled to all amounts owed to it which may have accrued prior to the termination or expiration of this Agreement.
ARTICLE V — TERM OF AGREEMENT; TERMINATION
SECTION 5.1 — Term
The initial term of this Agreement shall be five (5) years, commencing on the date this Agreement is executed, and shall renew automatically for continuous one (1) year periods, unless prior to the expiration of the initial five (5) year term or any renewal period either party gives the other not less than one hundred and eighty (180) days written notice of its election not to renew or extend this Agreement. Upon the termination or expiration of this Agreement, Bank shall provide reasonable transition assistance services to Company in order to facilitate the transfer of sponsorship services to another provider of such services, including, without limitation, executing all necessary documents to transfer the dedicated BINs and ICAs of Company to another provider of such services.
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SECTION 5.2 — Additional Rights to Terminate
(a) In addition to all other remedies at law or in equity, either party shall have the right to terminate this Agreement, without affecting any rights or obligations under any other contracts or agreements, upon occurrence of one or more of the following events of default:
i.	Failure of either party to observe or perform that party’s obligations to the other hereunder, as long as the failure or nonperformance is not due to the actions of the terminating party and such failure remains uncured for a period of sixty days after written receipt of written notice from the other Party; or
ii.	The breach of any material warranty or representation herein that is not capable of being cured.
(b) In addition to all other remedies at law or in equity, Bank shall have the right to terminate this Agreement without further obligations or penalty, immediately by giving written notice to Company if:
i.	Its membership in a Network is terminated but only with respect to the sponsorship services as it relates to the affected Network; or
ii.	Any Regulatory or Network Authority over Bank that requires, requests or recommends discontinuance of this Agreement (provided that Bank and Company shall discuss in good faith if there are any remedial measures or steps that can be taken to address the issues or concerns that are the basis for any order, request or recommendation for discontinuance of this Agreement); or
iii.	Bank determines that Bank’s continued performance under the terms of this Agreement would constitute an unsafe or unsound banking practice, and Bank so certifies to Company in writing.
(c) In addition to all other remedies at law or in equity, Company shall have the right to terminate this Agreement without further obligations or penalty, by giving written notice to Bank if Company reasonably determines that this Agreement could cause Company to lose any gaming license or other material license that is necessary for the operation of Company’s business.
SECTION 5.3 — Liquidated Damages
The Parties agree that the pricing under this Agreement was determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the term of this Agreement.
The Parties further agree that it would be difficult or impossible to ascertain Bank’s actual damages for a termination not as a result of a breach by Bank or other breach of this Agreement by Company resulting in a termination of this Agreement before the end of the initial term or renewal period term of this Agreement. The Parties further agree the Bank is entitled to:
(a) All fees earned but not paid prior to the date of termination,
(b) All costs and expenses incurred by Bank as a result of such default, including all reasonable attorney’s fees which may be incurred,
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(c) An amount equal to the number of months remaining in the term multiplied by an average monthly fee to Bank (whereby the average monthly fee is calculated by Bank by selecting and averaging any three (3) consecutive months in the term) and dividing by a factor of two (2) (“Liquidated Damages”). Company agrees this is a reasonable estimation of the actual damages Bank would suffer if Bank did not receive the expected benefits to be derived from this Agreement for the term of this Agreement. Company furthermore agrees such Liquidated Damages will be paid within fifteen calendar days of the effective date of termination.
Each Party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section represents a reasonable and genuine pre-estimate of the damages which would be suffered by Bank in the event of early termination of this Agreement and does not constitute a penalty. Company agrees that payment of Liquidated Damages does not relieve the Company of any obligations set forth in Article 6.
ARTICLE VI — GENERAL PROVISIONS
SECTION 6.1 — Waivers/Indemnification
(a) Bank shall not be liable to Company or any other Person or entity for any loss, cost, damage, claim, demand, cause of action or expense (including, without limitation, the cost of investigating any claim, the cost of litigation and attorneys’ fees, whether or not legal proceedings are instituted), or any compensatory, punitive, special, incidental or consequential damages (including loss of profits) (collectively “Damages”), as a result of, arising out of or caused by the negligence or the wrongful act of the Cardholder, Company, any Third Party engaged by Company or Participant in the deployment of the Terminals or in the processing of any Transactions attempted or conducted at such Terminals, including all Terminal Transactions, except where the Damages are due to the negligence or willful misconduct of Bank or as a result of a breach by Bank of any provision of this Agreement. Company hereby releases Bank from all such Damages and agrees to indemnify and hold harmless Bank from and against all such Damages. Bank hereby disclaims any and all warranties with respect to the operation of the Network and Processor systems and the services to be provided by a Network or Processor under and in connection with the Terminal Transactions contemplated by this Agreement, whether express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.
(b) Company shall immediately reimburse Bank, upon demand, for all charges, fees, fines or penalties assessed upon Bank by any Network, Processor, Regulatory Authority Issuer or other Participant in connection with Transactions processed under this Agreement and Bank shall have the right to settle these items by deducting or setting off same against any and all Transaction fees of Company.
(c) Company hereby agrees to indemnify and hold Bank and all Affiliates of Bank, and their respective officers, directors, employees and agents and their respective heirs, executors, successors and assigns, (“Bank Group”) harmless from and against any and all liability, obligation, loss, cost, claim, demand, penalty, judgment, cause of action and expense of any kind or nature whatsoever (collectively “Claims”) (including, without limitation, the cost of investigating any claim, the cost of litigation, amounts paid in settlement, and attorneys’ fees which may be incurred), imposed on, incurred by or asserted against any one or more of The Bank Group arising from, attributable to, or in connection with, (i) acts or omissions of Company or of any Third Party under this Agreement including those related to the deployment of Terminals and all Transactions and Terminal Transactions contemplated by this Agreement, (ii) any negligence or other wrongful act or omission of the Company Group (hereinafter defined), (iii) actions taken or omitted by Bank in accordance with or in good faith reliance on information or instructions provided by Company, (iv) any breach by Company of this Agreement, including, without limitation, failure to maintain any required insurance coverage, (v) acts and omissions of all other parties involved in a Transaction, an Terminal Transaction or in the deployment of Terminals under this Agreement, including any Cardholder, Third Party, Processor or Network, and (vi) failure by Company or any other Person to comply with all applicable Rules and Regulations. It is the understanding and agreement of the parties to this Agreement that Bank, having only undertaken to act as sponsor for Company to the Networks, shall not be liable for any acts or omissions on the part of Company and shall not be responsible for any losses or damages incurred by or caused by the Company or any Person authorized to act for and on behalf of Company.
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(d) The obligations of Company to indemnify the Bank Group from Claims as described in the foregoing Section 6.1(c) and the obligations of Company to provide reimbursement as described in the foregoing Section 6.1(b) are (i) secured by the security agreement granted to Bank in the accounts and deposits as described in Section 2.18, (ii) secured by all deposit accounts of Company at Bank and (iii) subject to being settled by deduction and offset against all amounts owing by Bank to Company.
(e) Bank hereby agrees to indemnify and hold Company and its affiliates, and its or their respective officers, directors, employees and agents and their respective heirs, legal representatives, successors and assigns (“Company Group”), harmless from and against any and all Claims including reasonable attorneys fees which is the result of the negligence or willful misconduct of a member of the Bank Group and as a result of any breach by Bank of this Agreement.
(f) Notwithstanding the foregoing provisions of this Section 6.1, Company is not obligated to indemnify Bank (and Bank is not obligated to indemnify Company) to the extent the Claims result from the negligence or other wrongful acts or omissions of financial institutions contracted by Bank to provide state sponsorship for ATM placement (in states that prohibit placement of ATMs by financial institutions that do not have a bank charter in that state).
(g) Each Party shall promptly notify the other of all Claims or threat of Claims of which that Party becomes aware (except with respect to a threat of suit one party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement.
(h) If any indemnification claim is asserted against a Party pursuant to this Section 6.1, such indemnifying Party shall have the right to assume the entire control and defense, including at its expense, the engagement and selection of counsel. In any third party claim, suit or proceeding, in which the indemnifying Party has assumed such defense, the indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the consent of the indemnifying Party and the indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the indemnified Party.
SECTION 6.2 — Confidentiality; General
Under this Agreement, the parties will be disclosing to each other certain confidential and proprietary information including customer lists, Personal Information, customer data, business plans, software, data, prototypes, documentation, Cardholder account information, and other business and/or technical information (the “Information”). The Information may be disclosed in either oral or written form.
The receiving party shall hold the Information in confidence and shall prevent the disclosure of the Information, unless it is in accordance with the terms of this Agreement. The receiving party shall use the Information only for the purpose of fulfilling its obligations under the Agreement; shall reproduce the Information only to the extent necessary for such purpose; shall restrict disclosure of the Information to its employees and agents with a need to know; and shall advise such employees and agents of the nondisclosure obligation assumed herein. Other than as expressly permitted by this Agreement, the receiving party shall not disclose Information to any third party without prior written approval of the other party.
The above restrictions on the use or disclosure of Information shall not apply to any Information:
(a) which, as established by the receiving party’s written records, is independently developed by the receiving party or its affiliated company or lawfully received free of restriction from another source having the right to so furnish such Information;
(b) after it has become generally available to the public without breach of this Agreement or any other agreement to which Company is a party;
(c) which the disclosing party agrees in writing is free of such restrictions; or
(d) was in the receiving party’s possession as of the date of this Agreement.
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Information may be disclosed where a party is legally required to disclose such information, including pursuant to a governmental or judicial order, provided that the receiving party notifies the disclosing party of the pending disclosure prior to such disclosure. Information may also be released to the Company to the extent necessary and required to process transactions and service Cardholder’s accounts as required pursuant to the Rules and Regulations.
All Information shall remain the property of the disclosing party and shall be returned upon written request or upon the receiving party’s determination that it no longer has a need for such Information.
To the extent transactions and information under this Agreement are subject to the Privacy Regulations, Company shall use Personal Information only as necessary to carry out its obligations hereunder and shall not disclose Personal Information to any third party except as permitted by the Privacy Regulations. Company shall be responsible for maintaining compliance with all Privacy Regulations.
The parties acknowledge that in the event either party breaches the terms of this Section, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies that may be available to it at law or under the terms of the Agreement.
Bank acknowledges that Holdings may be required to disclose all or a portion of the terms and conditions of this Agreement in one or more filings with the Securities and Exchange Commission and may be required to file this Agreement as an exhibit to one or more such filings,
The Confidentiality provisions of this section shall survive the termination of this Agreement.
SECTION 6.3 — Governing Law
This Agreement shall be governed by, interpreted, and construed in accordance with the laws of the State of Texas, without regard to the choice or conflicts of laws principles of any jurisdiction.
SECTION 6.4 — Severability
In the event that any part of this Agreement is adjudicated by any court of competent jurisdiction to be invalid or unenforceable, then this Agreement shall be automatically modified to eliminate that part which is affected thereby. The remainder of this Agreement shall remain in full force and effect.
SECTION 6.5 — Acknowledgment of Regulatory and other Constraints
The parties hereto acknowledge that Bank and Company are subject to the rules, regulations, orders and requirements which may be imposed by any Regulatory Authority (“Regulatory Requirements”). The Parties expressly agree that in the event of conflict between the terms and conditions of this Agreement and any Regulatory Requirements, the Regulatory Requirements shall control and the Parties shall negotiate in good faith any necessary amendments to this Agreement to ensure compliance with the Regulatory Requirements.
SECTION 6.6 — Waiver of Right to Trial by Jury.
Company and Bank hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to extent that any such right shall now or hereafter exist with regard to this Agreement, or any claim, counterclaim or other action arising in connection thereto. This waiver of right to trial by jury is given knowingly and voluntarily by Company and Bank, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Company and Bank are each hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by Company and Bank.
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SECTION 6.7 — Binding Effect
Unless otherwise expressly noted, this Agreement and the rights and obligations created hereunder shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and permitted assigns, and no other Person or entity shall acquire or have any right under or by virtue of this Agreement. Furthermore, unless otherwise expressly noted, nothing herein shall be implied, or is intended to be construed to confer upon or give any rights or remedies to any third parties (including but not limited to third party beneficiaries) under or because of this Agreement to any persons, firm, or corporation.
SECTION 6.8 — Notices
All notices, requests, financial statements and approvals required by this Agreement shall be in writing and shall be deemed to have been duly given as follows: (i) upon receipt if personally delivered; or (ii) upon deposit in the mail, if sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight carrier, addressed as indicated below, or at such other address of which the notifying party hereafter receives notice in conformity with this section or sent by facsimile transmission upon confirmation of delivery as follows:

If to Bank to:	American State Bank	If to Company to:
	1401 Avenue Q	Global Cash Access, Inc.
	Lubbock, TX 79408	3525 E. Post Road, Suite 120
	Facsimile: (806) 472-3555	Las Vegas, NV 89120
	Attn: Michael Epps	Facsimile: (702) 262-5039
Attn: General Counsel

Copy to:	McWhorter Cobb and Johnson
1722 Broadway
Lubbock, Texas 79401
Facsimile: (806) 762-8014
Attn: Jack P. Driskill
SECTION 6.9 — Further Assurances
Each Party shall, at the request of the other from time to time, execute and deliver such other instruments, documents and/or certificates, as may be reasonably necessary to further evidence, perfect, maintain, effectuate, or defend any and all of the respective rights and obligations of the parties hereunder, including performance of this Agreement. In the event that such further assurance is not forthcoming within a reasonable time of the date of any such request, the other Party hereto may take all appropriate action to protect its rights and obligations hereunder.
SECTION 6.10 — Entire Agreement
This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes and terminates all other prior commitments, arrangements, or understandings, both oral and written, between the Parties with respect to the same subject matter.
SECTION 6.11 — Amendment
This Agreement may not be modified, changed, or amended except by an instrument in writing executed by each of the Parties hereto.
SECTION 6.12 — Counterparts
This Agreement may be executed and delivered in any number of counterparts, and by different individuals on separate counterparts (provided each such individual has the authority to enter into agreements and bind his or her respective party), each of which counterparts, taken together, shall constitute but one and the same instrument.
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SECTION 6.13 — Forum Selection
To the maximum extent permitted by applicable law, each Party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or concerning this Agreement or any agreements to Transactions contemplated hereby, including tort claims, may be brought only in the courts of the State of Texas or of the United States of America for the District of Texas, Dallas Division and hereby expressly submits to the personal jurisdiction and the venue of those courts for the purposes thereof and expressly waives any claim of improper venue and any claim that those courts are an inconvenient forum. To the maximum extent permitted by applicable law, each Party hereby irrevocably consents to the service of process by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address referenced in Section 6.8 hereof, and to that service becoming effective five (5) days after that mailing.
SECTION 6.14 — Attorneys’ Fees
If any action at law, or in equity, or any arbitration is necessary to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled. Bank is entitled to all reasonable attorneys’ fees and other expenses incurred by reason of a judicially determined default of Company.
SECTION 6.15 — Headings
The descriptive headings of this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.
SECTION 6.16 — Waiver
None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, their agents or employees, and may be waived only by instruments in writing signed by an authorized officer of the respective Party. No waiver of any provision or of the same provision on any occasion shall operate as a waiver on another occasion.
SECTION 6.17 — Assignment
Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the Bank shall be automatically permitted to assign this Agreement to an affiliate or successor entity upon written notice to Company provided that such assignee of Bank is capable of performing the duties and obligations of Bank hereunder and Bank remains principally responsible for the acts and omissions of such assignee.
SECTION 6.18 — Agreement Applies to Specific Terminals/Approval of Processor
(a) Notice of Proposed Processor. Company shall provide Bank with not less than thirty (30) days advance written notice of its intent to use or change a Designated Processor or a TPP on a Terminal by Terminal basis.
(b) Individual Terminals Approved. The deployment of Terminals under this Agreement shall occur on an individual Terminal basis. In other words, Bank does not become the sponsor of Transactions conducted on a particular Terminal until such time as Bank has approved the Processor, completed due diligence and notified the Networks of Bank’s intent to sponsor the Terminal with the Processor and the Processor has changed the bank identifier numbers in the Terminal transactional record for transactions conducted at such Terminal, to reflect Bank as the sponsor.
(c) Company or Affiliate as Processor. If Company is providing its own Processing Services or if an Affiliate of Company is the Processor, the Company or Affiliate, as applicable, shall also execute the Third Party Processor (TPP) Registration Agreement with Bank as well as the Company or Affiliate as Processor Addendum thereto which adds additional duties and obligations on the Processor.
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Executed to be effective as of the date and year first above written.

AMERICAN STATE BANK
By:	/s/ Jamie Bigley
Name and Title: Jamie Bigley, VP
Date: 2-11-11

GLOBAL CASH ACCESS, INC.
By:	/s/ Scott Betts
Name and Title: Scott Betts, CEO/President
Date: 2-8-11
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SCHEDULE A
Fees
Fees Required
A.	Application Fee, Due Diligence, On-site Inspection, Pin Security Review, Implementation — [***]
B.	Minimum Monthly Fee — [***]
C.	Transaction Fees — [***] times all transactions
D.	Network Fees for ISO Registration (required with application)
i.	__STAR — [***] Registration Fee*, [***] Annual Fee
ii.	__PULSE — [***] Registration Fee, [***] Annual Fee
iii.	__Visa/Interlink/Plus — [***] Registration Fee*, [***] each bank
iv.	__MasterCard/Maestro/Cirrus — [***] Registration Fee, [***] Annual Fee each bank
v.	__NYCE — Registration fee waved — [***] monthly fee
vi.	__Shazam — No registration fee
vii.	__AFFN — No registration fee — Check with your processor for any other fees and charges.
viii.	__ACCEL/Exchange — Registration Fee Various
*	Mandatory Class Requirement

Note:	It is the ISOs responsibility to check with their appropriate processor(s) for any processor registration cost that may exist.
E.	Any State or City ATM Fees
F.	Annual Due Diligence Fee [***], and on site inspection expenses